Entergy 639 Loyola Avenue New Orleans, LA 70113
News Release

Date:	July 30, 2013

For Release:	Immediately

Contact:	Chanel Lagarde (News Media) (504) 576-4238 clagar1@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Exhibit 99.2

Entergy Reports Second Quarter Earnings

New Orleans, La. – Entergy Corporation (NYSE: ETR) today reported second quarter 2013 as-reported earnings of $163.7 million, or 92 cents per share, compared to $365.0 million, or $2.06 per share, for second quarter 2012. On an operational basis, Entergy’s second quarter 2013 earnings were $179.7 million, or $1.01 per share, compared with $374.6 million, or $2.11 per share, in second quarter 2012.

Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2013 vs. 2012
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
As-Reported Earnings	0.92	2.06	(1.14)	1.82	1.20	0.62
Less Special Items	(0.09)	(0.05)	(0.04)	(0.13)	(1.36)	1.23
Operational Earnings	1.01	2.11	(1.10)	1.95	2.56	(0.61)
       *GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Second Quarter 2013

•
Utility earnings were lower driven largely by substantially higher income tax expense as well as higher non-fuel operation and maintenance expense and depreciation expense, partially offset by higher net revenue.

•	Entergy Wholesale Commodities earnings decreased due primarily to lower net revenue and higher decommissioning expense, partially offset by lower income tax expense.

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Entergy Reports Second Quarter Earnings

July 30, 2013

•	Parent & Other results declined due to an increase in income tax expense on Parent & Other activities.

The company continued to make progress on its seven strategic imperatives, designed to create sustainable value for all stakeholders, including improving financial performance and reducing uncompensated risks going forward. One of those imperatives is to optimize the organization through human capital management. HCM, a months-long effort, will position Entergy to provide optimal service to all stakeholders while creating real, sustainable savings. As part of this initiative, the company completed the comprehensive redesign of the organization, which will result in approximately 800 positions being eliminated. Total savings from HCM are estimated in the range of approximately $200 million to $250 million by 2016.

“Difficult decisions like job reductions are sometimes the very tough outcome of making long-term, fundamental improvements in the way a company works,” said Leo Denault, Entergy’s chairman and chief executive officer. “The redesign process has been comprehensive, thoughtful and focused squarely on being fair to our employees throughout the process and being responsive to the needs of our customers, our employees, our communities, and our owners."

Other Business Highlights

•	Customers ranked the Utility operating companies as the top five in the nation for proactive outage communications, as determined by JD Power and Associates.
•	The Utility operating companies offered enhanced rate mitigation to address concerns raised in the transaction approval process for the spin-merge of the transmission business with ITC Holdings Corp.

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Entergy Reports Second Quarter Earnings

July 30, 2013

•	Entergy Gulf States Louisiana, L.L.C. signed an agreement to supply up to 200 megawatts to Sempra Energy’s proposed Cameron liquefied natural gas liquefaction project.
•	In response to a request for proposals, Entergy submitted a bid to the New York Power Authority to provide 1,375 megawatts from the Indian Point Energy Center beginning in 2016.

A teleconference will be held at 10 a.m. CT on Tuesday, July 30, 2013, to discuss Entergy’s second quarter 2013 earnings announcement and may be accessed by dialing (719) 457-2080, confirmation code 4532989, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com as soon as practical after the transcript is filed with the U.S. Securities and Exchange Commission due to filing requirements associated with the proposed spin-off and merger of Entergy’s transmission business with ITC. The telephone replay will be available through Aug. 7, 2013, by dialing (719) 457-0820, confirmation code 4532989.

Utility

In second quarter 2013, Utility earnings were $196.2 million, or $1.10 per share, on an as-reported basis and $211.1 million, or $1.18 per share, on an operational basis, compared to $304.2 million, or $1.72 per share, on an as-reported basis and $314.1 million, or $1.77 per share, on an operational basis for second quarter 2012. The quarter-over-quarter decrease in Utility operational earnings per share was due largely to significantly higher income tax expense. The prior period results reflected an agreement reached with the Internal Revenue Service regarding storm cost financings in Louisiana, which reduced second quarter 2012 income tax expense. The net income effect was partially offset by a regulatory charge for customer sharing of the benefits of the IRS agreement, which reduced net revenue in 2012.

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Entergy Reports Second Quarter Earnings

July 30, 2013

Utility net revenue was higher than a year ago. The second quarter 2012 regulatory charge noted above was a factor. Pricing adjustments also contributed to the net revenue increase. Current year net revenue reflects regulatory actions from placing major generation investments in service. A portion of the net revenue increase was for recovery of costs below the net revenue line, including depreciation, taxes other than income taxes and non-fuel operation and maintenance expenses.

Partially offsetting net revenue increases was lower sales volume, including the effects of weather. Weather was below normal in second quarter 2013 compared to the warmer-than-normal temperatures experienced one year ago. On a weather-adjusted basis, billed retail sales declined 2.0 percent.

Residential sales in second quarter 2013, on a weather-adjusted basis, decreased 3.6 percent compared to second quarter 2012. Commercial and governmental sales, on a weather-adjusted basis, decreased 2.4 percent and 2.0 percent, respectively, quarter over quarter. Industrial sales in the second quarter decreased 0.5 percent compared to the same quarter of 2012.

A few factors contributed to these quarter-over-quarter decreases. Residential and commercial declines were partially due to fewer billing days. Energy efficiency and demand side management efforts, which were expected, and sluggish economic growth also contributed. Industrial sales were down principally due to lower results in the small- to mid-sized segments in Louisiana, Arkansas and Mississippi.

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Entergy Reports Second Quarter Earnings

July 30, 2013

Second quarter 2013 results also reflected higher non-fuel operation and maintenance expense and higher depreciation expense. As noted above, a portion of the expense increases were associated with plant acquisitions and regulatory actions that were offset in net revenue.

Entergy Wholesale Commodities

Entergy Wholesale Commodities as-reported earnings were $11.5 million, or 6 cents per share, for second quarter 2013, compared to $70.8 million, or 40 cents per share, for second quarter 2012. On an operational basis, second quarter 2013 earnings were $12.7 million, or 7 cents per share, compared with $70.8 million, or 40 cents per share, in second quarter 2012.

The decrease in operational earnings was partially attributable to the operational adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, and interest and investment income excluding decommissioning expense and special items) drivers noted below. Higher decommissioning expense also contributed. In the second quarter of 2012, a decommissioning liability adjustment, due primarily to an updated decommissioning cost study, reduced decommissioning expense. These decreases were partially offset by lower income tax expense.

EWC operational adjusted EBITDA was $61 million in the second quarter of 2013, compared to $127 million in the same period a year ago. The EWC operational adjusted EBITDA decrease was due largely to a decline in period-over-period net revenue, driven by lower volume and a lower overall realized price for EWC’s nuclear fleet. Nuclear production declined due to higher refueling and unplanned outage days. The realized price for EWC’s nuclear fleet declined 4.7 percent quarter over quarter due primarily to lower energy pricing, partially offset by higher capacity pricing. Energy pricing for the current quarter averaged approximately $42 per megawatt hour, down from approximately $45 per megawatt hour in the prior period. Average capacity prices for the Northeast nuclear plants increased quarter over quarter, to approximately $3.6 per kilowatt-month in the current period from approximately $2.1 per kilowatt-month.

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Entergy Reports Second Quarter Earnings

July 30, 2013

Parent & Other

Parent & Other reported a loss of $44.0 million, or 24 cents per share, on an as-reported basis and an operational basis for second quarter 2013. This compares to a loss of $10.0 million, or 6 cents per share, on an as-reported basis and $10.3 million, or 6 cents per share, on an operational basis in second quarter 2012. The decline was due to an increase in income tax expense on Parent & Other activities. Second quarter 2012 benefited from a favorable federal appeals court decision affirming Entergy’s entitlement to claim foreign tax credits for the U.K. Windfall Tax.

Earnings Guidance

Entergy affirmed its 2013 operational earnings guidance range of $4.60 to $5.40 per share.

Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets. The current long-term financial outlook for 2010 through 2014, excluding the effects of the proposed spin-merge of the transmission business discussed below, includes the following:

Earnings:

•	Utility net income: Around 6 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).

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Entergy Reports Second Quarter Earnings

July 30, 2013

•
Entergy Wholesale Commodities results:  Revenue projections through 2014 will experience volatility due to commodity market activities – one of the most important fundamental drivers for this business. At current sold and forward prices with its existing asset portfolio and contracts, EWC is expected to deliver declining adjusted EBITDA for the period through 2014 compared to 2010. However, EWC offers a valuable long-term option from the potential positive effects of economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), aging and unprofitable unit retirements (driving market heat rate expansion and capacity price increases), rationalization of supply and growth of demand in natural gas markets, and impacts from environmental legislation.

•	Corporate results: Results will vary depending upon factors including future effective income tax and interest rates and the amount / timing of share repurchases, if any.

Capital deployment:

•
A balanced capital investment/return program:  Entergy continues to see value-added investment opportunities at the Utility that benefit customers, as well as an investment outlook at EWC that supports continued safe, secure and reliable operations and opportunistic investments. Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program. Given the company’s financial profile with a mix of utility and non-utility businesses, both common stock dividends and share repurchases will be considered in establishing return of capital policies. Over the five-year period from 2010 – 2014 under the current long-term business outlook, capital deployment through dividends and share repurchases is projected to total around $4 billion. The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

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Entergy Reports Second Quarter Earnings

July 30, 2013

Credit quality:

•	Strong liquidity.
•	Solid credit metrics that support ready access to capital on reasonable terms.

Spin-Merge of Transmission Business

In December 2011, the Entergy and ITC boards of directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business with a subsidiary of ITC. The transaction is targeted to close in 2013 and is subject to the satisfaction of certain closing conditions including retail regulatory approvals. Key transaction approvals from ITC shareholders, the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission, as well as a private letter ruling from the IRS confirming the tax-free nature of the transaction structure were received in second quarter 2013. Approvals by the Utility operating companies’ retail regulators and the Missouri Public Service Commission remain pending. After careful consideration of the input from parties in the retail regulatory proceedings, the Utility operating companies and ITC have proposed a rate mitigation plan.

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Entergy Reports Second Quarter Earnings

July 30, 2013

Additional Information and Where to Find It

ITC filed a registration statement on Form S-4 (Registration No. 333-184073) with the SEC registering the offer and sale of shares of ITC common stock to be issued to Entergy shareholders in connection with the proposed transactions. This registration statement was declared effective by the SEC on Feb. 25, 2013. ITC is also expected to file a post-effective amendment to the above registration statement. ITC shareholders are urged to read the prospectus included in the ITC registration statement (and the post-effective amendment to the ITC registration statement, when available) and any other relevant documents because they contain important information about Mid South TransCo LLC (TransCo) and the proposed transactions. In addition, on July 24, 2013, TransCo filed a registration statement on Form S-4/S-1 (Registration No. 333-190094) with the SEC registering the offer and sale of TransCo common units to be issued to Entergy shareholders in connection with the proposed transactions. This registration statement includes a prospectus of TransCo related to the proposed transactions. Entergy will file a tender offer statement on Schedule TO with the SEC related to the exchange of shares of Entergy common stock for the TransCo common units. Entergy shareholders are urged to read the prospectuses included in the ITC registration statement (and the post-effective amendment to the ITC registration statement, when available), the Transco registration statement, the tender offer statement on Schedule TO (when available) and any other relevant documents because they contain important information about ITC, TransCo and the proposed transactions. The registration statements, prospectuses, tender offer statement and other documents relating to the proposed transactions (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from Entergy upon written request to Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161 or by calling Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749), or from ITC upon written request to ITC Holdings Corp., Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

Entergy Corporation, which celebrates its 100th birthday this year, is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and approximately 15,000 employees.

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Entergy Reports Second Quarter Earnings

July 30, 2013

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings and other matters is available in Entergy’s investor news release dated July 30, 2013, a copy of which has been filed today with the SEC on Form 8-K and is available on Entergy’s investor relations website at www.entergy.com/investor_relations.

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Entergy Reports Second Quarter Earnings

July 30, 2013

In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended Dec. 31, 2012, (ii) Entergy’s Form 10-Q for the quarter ended March 31, 2013 and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals.

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Appendix A provides a reconciliation of GAAP consolidated as-reported earnings to non-GAAP consolidated operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Second Quarter and Year-to-Date 2013 vs. 2012
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
As-Reported
Utility	1.10	1.72	(0.62)	1.79	2.07	(0.28)
Entergy Wholesale Commodities	0.06	0.40	(0.34)	0.52	(0.59)	1.11
Parent & Other	(0.24)	(0.06)	(0.18)	(0.49)	(0.28)	(0.21)
Consolidated As-Reported Earnings	0.92	2.06	(1.14)	1.82	1.20	0.62

Less Special Items
Utility	(0.08)	(0.05)	(0.03)	(0.12)	(0.09)	(0.03)
Entergy Wholesale Commodities	(0.01)	-	(0.01)	(0.01)	(1.26)	1.25
Parent & Other	-	-	-	-	(0.01)	0.01
Consolidated Special Items	(0.09)	(0.05)	(0.04)	(0.13)	(1.36)	1.23

Operational
Utility	1.18	1.77	(0.59)	1.91	2.16	(0.25)
Entergy Wholesale Commodities	0.07	0.40	(0.33)	0.53	0.67	(0.14)
Parent & Other	(0.24)	(0.06)	(0.18)	(0.49)	(0.27)	(0.22)
Consolidated Operational Earnings	1.01	2.11	(1.10)	1.95	2.56	(0.61)

Appendix B provides a reconciliation of Entergy Wholesale Commodities GAAP net income to non-GAAP operational adjusted EBITDA.

Appendix B: Entergy Wholesale Commodities Operational Adjusted EBITDA – Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2013 vs. 2012
($ in millions)
	Second Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
Net Income	12	71	(59)	94	(105)	199
Add back: interest expense	4	5	(1)	7	11	(4)
Add back: income tax expense	(15)	47	(62)	42	(44)	86
Add back: depreciation and amortization	50	48	2	100	99	1
Subtract: interest and investment income	22	27	(5)	51	58	(7)
Add back: decommissioning expense	30	(17)	47	61	13	48
Adjusted EBITDA	59	127	(68)	253	(84)	337
Add back: special item for HCM implementation expenses	2	-	2	2	-	2
Add back: special item for asset impairment	-	-	-	-	356	(356)
Operational Adjusted EBITDA	61	127	(66)	255	272	(17)

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Entergy Corporation
Consolidated Income Statement
Three Months Ended June 30
(in thousands)

	2013	2012
	(unaudited)
Operating Revenues:
Electric	$2,177,210	$1,934,550
Natural gas	33,881	23,879
Competitive businesses	527,117	560,171
Total	2,738,208	2,518,600
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	489,608	437,157
Purchased power	485,744	345,298
Nuclear refueling outage expenses	66,464	57,822
Other operation and maintenance	844,195	772,881
Decommissioning	59,389	11,942
Taxes other than income taxes	144,888	138,111
Depreciation and amortization	297,516	274,755
Other regulatory charges (credits) – net	3,892	137,650
Total	2,391,696	2,175,616
Operating Income	346,512	342,984
Other Income (Deductions):
Allowance for equity funds used during construction	16,249	28,282
Interest and investment income	40,541	29,285
Miscellaneous – net	(13,157)	(13,036)
Total	43,633	44,531
Interest Expense:
Interest expense	155,768	149,616
Allowance for borrowed funds used during construction	(6,791)	(10,483)
Total	148,977	139,133
Income Before Income Taxes	241,168	248,382
Income Tax Expense (Benefit)	73,113	(122,201)
Consolidated Net Income	168,055	370,583
Preferred Dividend Requirements of Subsidiaries	4,332	5,582
Net Income Attributable to Entergy Corporation	$163,723	$365,001

Earnings Per Average Common Share
Basic	$0.92	$2.06
Diluted	$0.92	$2.06

Average Number of Common Shares Outstanding – Basic	178,196,525	177,166,519
Average Number of Common Shares Outstanding – Diluted	178,614,383	177,565,351

Entergy Corporation
Consolidated Income Statement
Six Months Ended June 30
(in thousands)

	2013	2012
	(unaudited)
Operating Revenues:
Electric	$4,126,490	$3,719,392
Natural gas	87,202	69,886
Competitive businesses	1,133,390	1,112,982
Total	5,347,082	4,902,260
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	999,940	975,994
Purchased power	858,873	630,264
Nuclear refueling outage expenses	127,183	121,706
Asset impairment	-	355,524
Other operation and maintenance	1,598,453	1,494,517
Decommissioning	118,494	69,845
Taxes other than income taxes	295,983	275,280
Depreciation and amortization	598,392	554,971
Other regulatory charges (credits) – net	9,207	138,032
Total	4,606,525	4,616,133
Operating Income	740,557	286,127
Other Income (Deductions):
Allowance for equity funds used during construction	29,000	52,590
Interest and investment income	78,847	70,276
Miscellaneous – net	(26,779)	(31,025)
Total	81,068	91,841
Interest Expense:
Interest expense	308,918	296,361
Allowance for borrowed funds used during construction	(11,979)	(19,874)
Total	296,939	276,487
Income Before Income Taxes	524,686	101,481
Income Tax Expense (Benefit)	189,648	(122,363)
Consolidated Net Income	335,038	223,844
Preferred Dividend Requirements of Subsidiaries	9,915	10,526
Net Income Attributable to Entergy Corporation	$325,123	$213,318

Earnings Per Average Common Share
Basic	$1.83	$1.21
Diluted	$1.82	$1.20

Average Number of Common Shares Outstanding – Basic	178,112,709	177,015,941
Average Number of Common Shares Outstanding – Diluted	178,534,201	177,470,486

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended June 30

	2013	2012	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	7,377	7,940	(7.1)	(3.6)
Commercial	6,684	7,148	(6.5)	(2.4)
Governmental	583	605	(3.6)	(2.0)
Industrial	10,357	10,408	(0.5)	(0.5)
Total to Ultimate Customers	25,001	26,101	(4.2)	(2.0)
Wholesale	590	836	(29.4)
Total Sales	25,591	26,937	(5.0)

Six Months Ended June 30

	2013	2012	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	15,721	15,700	0.1	(1.3)
Commercial	13,105	13,561	(3.4)	(1.1)
Governmental	1,167	1,184	(1.4)	(0.2)
Industrial	20,225	20,366	(0.7)	(0.7)
Total to Ultimate Customers	50,218	50,811	(1.2)	(1.0)
Wholesale	1,219	1,568	(22.3)
Total Sales	51,437	52,379	(1.8)

June 30

	2013	2012	% Change
Electric Customers (End of period):
Residential	2,395,491	2,383,057	0.5
Commercial	342,014	339,889	0.6
Governmental	16,695	16,435	1.6
Industrial	44,041	46,771	(5.8)
Total Ultimate Customers	2,798,241	2,786,152	0.4
Wholesale	29	28	3.6
Total Customers	2,798,270	2,786,180	0.4